Exhibit 99.1

For Immediate Release Investor Relations Fitzhugh Taylor (203) 682-8261 fitzhugh.taylor@icrinc.com Media Relations Liz Brady DiTrapano (646) 277-1226 liz.brady@icrinc.com

Ignite Restaurant Group Announces Preliminary Fourth Quarter 2012 Revenues

-Ignite to Present at the 15th Annual ICR XChange Investor Conference on January 16, 2013-

Houston, TX—(BUSINESS WIRE)—January 14, 2013—Ignite Restaurant Group (NASDAQ: IRG) today announced preliminary, unaudited sales results for the fourth quarter and full year ended December 31, 2012.

For the fourth quarter of 2012, the Company estimated total revenues to be $112.5 million, an increase of approximately 11% compared to revenues of $101.4 million in the fourth quarter of 2011. Fourth quarter 2012 revenues were negatively impacted by approximately $1.0 million, or 0.9%, as a result of lost operating days due to Hurricane Sandy. Comparable restaurant sales increased 0.8% during the fourth quarter, excluding a 0.1% impact from Hurricane Sandy, marking the Company’s 18th consecutive quarter of comparable restaurant sales growth.

Ray Blanchette, President and CEO of Ignite Restaurant Group, stated, “We delivered our 18th straight quarter of comparable restaurant sales growth against a challenging external environment and a strong year-ago comparison. The initiatives that we put in place during the quarter, including increased media and the launch of our winter menu featuring new and innovative offerings were instrumental in driving sales.  We continue to be pleased with the performance of our new unit openings and are confident in our ability to further expand our brands.”

For the full year 2012, the Company estimated total revenues increased approximately 15% to $465.0 million compared to $405.2 million in 2011 and comparable restaurant sales increased 2.2%.  Final financial results for the fourth quarter and full fiscal year 2012 are currently expected to be released in early March 2013 after the completion of the Company’s annual independent audit.

The Company successfully opened one Joe’s Crab Shack during the fourth quarter and 11 for the full fiscal year. In 2013, the Company plans to open as many as 16 new restaurants.

As a reminder, the Company continues to expect the non-recurring fourth quarter impact from restatement costs and debt amortization write-off associated with its debt refinancing to be in the $3.1 million to $3.3 million range.

The company will present at the 15th Annual ICR XChange Investor Conference on Wednesday, January 16, 2013 at The Fontainebleau Miami Beach Hotel in Florida.  The presentation will begin at 8:25 a.m. Eastern Time and will be webcast live and archived on the Ignite website.  To access the presentation, please visit www.igniterestaurants.com under the tab “Investor Relations” or directly through the ICR XChange website at www.icrxchange.com.

About Ignite Restaurant Group

Ignite Restaurant Group, Inc. owns and operates 129 Joe’s Crab Shacks and 15 Brick House Tavern + Taps. Each brand offers a variety of high-quality, chef-inspired food and beverages in a distinctive, casual, high-energy atmosphere. Joe’s Crab Shack and Brick House Tavern + Tap operate in a diverse set of markets across the United States.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events and results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Examples of forward-looking statements in this press release include our estimated results for the fourth quarter of 2012 and the full year 2012, our expected timing for releasing our fourth quarter and full year 2012 financial results, and our planned new restaurant openings in 2013.

A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements included in this press release, including the risk factors discussed in the Company’s Registration Statement on Form S-1/A, filed on May 8, 2012 with the Securities and Exchange Commission (SEC), as supplemented by the risk factors included in the Company’s Quarterly Report on Form 10-Q for the twelve and twenty-four weeks ended June 18, 2012 (which can both be found at the SEC’s website www.sec.gov) and each such risk factor is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise. Further, we have not yet completed closing procedures for the fourth quarter of 2012 and the full year 2012, and our independent registered public accounting firm has not yet reviewed or audited the results. Accordingly, these preliminary results are subject to change pending finalization, and actual results could differ materially as we finalize such results.